                              CONTRACT INFORMATION

[First] Insured         [John Doe]                 Issue Age                    [65]

Rating Class            [Standard][Non-Tobacco]    Sex                          [Male]

[Second Insured]        [Jane Doe]                 [Issue Age]                  [65]

[Rating Class]          [Standard][Non-Tobacco]    [Sex]                        [Female]

Initial Death Benefit   [$85,579.00]               Contract Number              [NV-12345678]

Contract Date           [January 1, 1999]          Initial Payment              [$30,000.00]

                                                   First Year
                                                   Fixed Account Guaranteed
                                                   Interest Rate                [3.50%]

Additional Agreements

[Last Survivor Death Benefit Agreement]




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

                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
--------------------------------------------------------------------------------

LAST SURVIVOR This is a Joint and Last Survivor Benefit Agreement. The Death DEATH BENEFIT Benefit for this Agreement is payable if the surviving Insured
AGREEMENT      dies while the contract to which this Agreement is attached is in force and before the Maturity Date. The surviving Insured is the Insured who is living upon the death of the other Insured under this contract. No Death Benefit is payable under the contract upon the death of the first Insured. This Agreement is nonparticipating and is not eligible for dividends.

               This Agreement amends the following provisions of Your contract:

               The Attained Age is an Insured's age on his or her last birthday. The Maturity Date provision will be based upon the Attained Age of the younger Insured.

               THE BENEFIT
               In determining the Death Benefit, the applicable percentage of the Account Value is based upon the Attained Age of the younger Insured.

               GUARANTEED DEATH BENEFIT
               The Guaranteed Death Benefit will be in effect until the date shown in the table below:

               YOUNGER INSURED'S ISSUE AGE         EXPIRY DATE OF GUARANTEED DEATH BENEFIT
                          0-39                        25 Years from the Contract Date
                          40-59                       15 Years from the Contract Date
                          60-85                       10 Years from the Contract Date

               REINSTATEMENT
               You may reinstate Your contract subject to the Reinstatement provision of the contract and if both Insureds are alive, or if one Insured is alive and the lapse occurred after the death of the first Insured.

               MISSTATEMENT OF AGE OR SEX, ASSIGNMENT
               The Misstatement of Age or Sex and Assignment provisions of Your contract apply to either Insured.

               OWNER
               During the lifetime of both Insureds, the rights and privileges stated in this contract may be exercised only by the Owner.

               BENEFICIARY
               The Beneficiary is as named in the application on the Contract Date, and may be changed from time to time. The interest of any Beneficiary who dies before the surviving Insured will terminate at the death of that Beneficiary.

               If no Beneficiary designation is in effect at the surviving Insured's death, or if there is no designated Beneficiary then living, You will be the Beneficiary. However, if the surviving Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

               CHANGE OF OWNERSHIP OR BENEFICIARY
               You may change the Owner or any Beneficiary by Written Request during the lifetime of either Insured. The change will take effect as of the date the request is signed after We acknowledge


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

               receipt in writing, whether or not You or an Insured is living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.

               INCONTESTABILITY AFTER TWO YEARS
               The Incontestability After Two Years provision of Your contract applies to both Insureds.

               Before the end of the second year from the Contract Date, We will send a notice to You requesting notification of the death of any Insured. Failure to notify Us of the death of either Insured will not avoid a contest of this contract.

               SUICIDE WITHIN TWO YEARS
               The Suicide Within Two Years provision of Your contract applies to either Insured.

               COST OF INSURANCE RATE
               The Cost of Insurance Rate is based on the Attained Age, sex and rating classification of both Insureds. The Guaranteed Monthly Maximum Cost of Insurance Rates are replaced with page 4 of this Agreement.

               ACCELERATED DEATH BENEFIT
               After the death of the first Insured, the Death Benefit may be accelerated, subject to the conditions of the Accelerated Death Benefit provision.

               PAYMENT OF PROCEEDS
               The Proceeds of this contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to You before the surviving Insured's death, and to the Beneficiary after the surviving Insured's death.

               Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the death of both Insureds. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

               TERMINATION
               This Agreement will terminate on the earliest of:
               (1)  the date of death of the surviving Insured;
               (2) the date any Monthly Deduction, Cost of Insurance Charge or premium due for the contract remains unpaid at the end of its Grace Period; or
               (3) the date the contract matures; is surrendered; or terminates for any reason.

               THIS AGREEMENT AND THE CONTRACT
               This Agreement is made a part of your contract if We have listed it on the Contract Information page.

               EFFECTIVE DATE
               This Agreement takes effect on the Contract Date shown on the Contract Information page.


                                             /s/ Edward F. Kelly

                                             PRESIDENT


                                       2
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

           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT OF RISK

                 [MALE] [STANDARD] [NON-TOBACCO] ISSUE AGE [ 65]
                [FEMALE] [STANDARD] [NON-TOBACCO] ISSUE AGE [65]

         ATTAINED      MONTHLY COST OF     ATTAINED       MONTHLY COST OF       ATTAINED      MONTHLY COST OF
           AGE          INSURANCE RATE        AGE          INSURANCE RATE          AGE         INSURANCE RATE
            [0                -               35                 -                 70              0.5020
            1                 -               36                 -                 71              0.6663
            2                 -               37                 -                 72              0.8666
            3                 -               38                 -                 73              1.1163
            4                 -               39                 -                 74              1.4171

            5                 -               40                 -                 75              1.7732
            6                 -               41                 -                 76              2.1831
            7                 -               42                 -                 77              2.6479
            8                 -               43                 -                 78              3.1709
            9                 -               44                 -                 79              3.7616

            10                -               45                 -                 80              4.4380
            11                -               46                 -                 81              5.2163
            12                -               47                 -                 82              6.1130
            13                -               48                 -                 83              7.1314
            14                -               49                 -                 84              8.2628

            15                -               50                 -                 85              9.4909
            16                -               51                 -                 86             10.8022
            17                -               52                 -                 87             12.1851
            18                -               53                 -                 88             13.6300
            19                -               54                 -                 89             15.1452

            20                -               55                 -                 90             16.7381
            21                -               56                 -                 91             18.4406
            22                -               57                 -                 92             20.3084
            23                -               58                 -                 93             22.4784
            24                -               59                 -                 94             25.2634

            25                -               60                 -                 95             29.2770
            26                -               61                 -                 96             35.7275
            27                -               62                 -                 97             46.8583
            28                -               63                 -                 98             66.0868
            29                -               64                 -                 99             81.9135]

            30                -               65               0.0267
            31                -               66               0.0884
            32                -               67               0.1642
            33                -               68               0.2559
            34                -               69               0.3660

For the purposes of this table, Attained Age is based upon the age of the younger Insured.


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